Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-13270, 333-11220, 333-1946, 333-10794, 333-113552, 333-132221 and 333-149553) of Magic Software Enterprises Ltd., of our report dated 12th January 2008, with respect to the financial statements of Magic Software Enterprises UK Limited as of December 31, 2007, which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2007.

/s/ Levy Cohen
LEVY COHEN & CO.
Registered Auditors

14th May 2008